7961 SHAFFER PARKWAY Exhibit 99.1
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Announces Repayment of its
10% Senior Secured Convertible Notes due March 4, 2011

Denver, Colorado, March 7, 2010 - Vista Gold Corp. (TSX & NYSE Amex Equities:  VGZ) (“Vista” or the “Corporation”) is pleased to announce that it has repaid its U.S.$23 million principal amount of outstanding 10% senior secured convertible notes (the “Notes”) (plus accrued interest) which matured on March 4, 2011.  These payments were made using available cash and did not require any borrowing.  Final cancellation of the Notes depends upon the completion of certain administrative duties of HSBC Bank USA, N.A. (the “Trustee”), pursuant to Article 8 of the note indenture, dated March 4, 2008 (the “Note Indenture”), among Vista, Vista’s Mexican operating subsidiary, Minera Paredones Amarillos S.A. de C.V., as guarantor (which has subsequently changed its name to Desarrollos Zapal S.A. de C.V., the “Guarantor”), the Trustee and HSBC México, S.A. De C.V., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, as collateral agent (the “Collateral Agent”).

Vista’s obligations under the Notes were guaranteed by the Guarantor and the guarantee was secured by the personal property and real property associated with Vista’s Concordia gold project.  Pursuant to the Note Indenture, payment of the principal and interest on the Notes, in full, constitutes satisfaction and discharge of the guarantee and security interest and the Collateral Agent has been instructed to complete such instruments as are necessary to release or reconvey to the Guarantor all of the pledged assets freed and discharged from these security interests.

See our press releases dated February 12, 2008, and March 7, 2008 for additional information on the Notes.

Mike Richings, Vista’s Chairman and Chief Executive Officer, stated:  “With the repayment of the Notes, Vista has significantly strengthened its financial position. We have lowered our financing costs and simplified our capital structure. Vista is now debt free and focused on pursuing its 2011 development plans, including advancing a bankable feasibility study for the Mt. Todd gold project and, upon completion of Vista’s previously announced combination with Midas Gold, Inc., supporting Midas Gold's development of the Golden Meadows Project in Idaho.  We've initiated an exploration program on our Guadalupe de los Reyes prospect in Mexico and remain ready to launch our Concordia gold project in Baja California Sur if and when we receive the remaining permits.  Vista is fortunate to have assembled an attractive portfolio of gold assets, at various stages of development, and our goal is to continue building value for our investors from all aspects of our portfolio.”

About Vista Gold Corp.

Vista is focused on the development of the Concordia gold project in Baja California Sur, Mexico, and the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as advancing a bankable feasibility study for the Mt. Todd gold project, supporting Midas Gold’s development of the Golden Meadows Project in Idaho,  the completion of the combination with Midas Gold, the exploration of the Guadalupe de los Reyes prospect, the launch of the Concordia project and receipt of the necessary permits at the Concordia project, estimates of mineral resources, the conversion of inferred resources to measured and indicated resources, the conversion of mineral resources to mineral reserves, and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “optimistic”, “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks related to the timing and completion of the bankable feasibility study at the Mt. Todd gold project, Vista’s, Midas’ or Midas Gold’s acquisition, exploration and property efforts will not be successful, risks that may affect Vista’s or Midas’ ability to complete the combination, including risks that Midas may be unable to obtain the required shareholder approval, risks related to the timing and receipt of permits at the Concordia gold project and risks related to the launch of the Concordia gold project, uncertainty of reserve and resource estimates, estimates of results based on such reserve and resource and reserve estimates; risks relating to completing metallurgical testing; uncertainty of future feasibility study results; risks relating to cost increases for capital and operating costs including cost of power; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 16, 2010, and Quarterly Report on Form 10-Q, as filed on November 9, 2010, and other documents filed with the SEC and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185.